UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                      March 6, 2006

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code                   713-988-9252

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On March 2, 2006 the Company distributed a press release that contained the following information:

KMG CHEMICALS SECOND QUARTER NET INCOME UP 62% ON 25% SALES GROWTH

HOUSTON, TX – March 6, 2006 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced unaudited financial results for the second quarter and six-month period ended January 31, 2005.

Second Quarter Financial Highlights – versus fiscal 2005 second quarter

•                  Net sales rose 25% to $15.5 million.

•                  Net income grew 62% to $719,000 or $0.08 per diluted share versus $444,000 or $0.06 per diluted share in fiscal 2005. Net earnings per diluted share were calculated on 17% more shares outstanding principally due to the successful completion of a 1.2 million-share private equity placement in April 2005.

First Half Financial Highlights – versus first half of fiscal 2005

•                  Net sales increased 15% to $29.9 million.

•                  Net income rose 26% to $1.4 million or $0.15 per diluted share from $1.1 million or $0.14 per diluted share. Net earnings per diluted share were calculated on 19% more shares outstanding than in the 2005 period principally due to the aforementioned private equity placement.

Segment Performance

Pentaclorophenol (“penta”), an industrial wood preservative used to treat utility poles, was the key driver of the Company’s strong second quarter results. Penta revenues were up 46% to $7.0 million in the quarter, and rose 42% to $14.0 million in the first half of fiscal 2006. During the second quarter, KMG completed the expansion of its penta plant in Matamoros, Mexico, which added 30% more capacity and enabled KMG to ship against the backlog generated by the 2005 hurricane season. Also contributing to the strong penta performance was the Company’s June 2005 acquisition of penta assets from Occidental Chemical.

Sales of creosote, an industrial wood preservative used by wood treaters that mainly process crossties for railroads, were $8.1 million in the second quarter, a 26% increase over the same quarter of last year. The greater creosote demand KMG experienced during the quarter largely offset hurricane-related sales disruptions in the first quarter. As a result, creosote sales for the first half of 2006 were essentially even with last year’s period.

With regard to KMG’s insecticide product line, revenues declined $427,000 in the first six months of 2006 to $914,000 due to the timing of certain sales that the Company now expects to ship in its fiscal third quarter. Management anticipates strong performance from this product line in the balance of fiscal 2006. Revenues from MSMA, the Company’s herbicide product, were relatively even with the second quarter of last year. The selling season for both of these product lines is mainly in the second half of KMG’s fiscal year.

Neal Butler, President and COO of KMG, commented, “Our Matamoros facility is consistently producing penta at 30% greater capacity due to the recent plant expansion. I am pleased to report that while we fulfilled our backlog of orders, there remains strong market demand for this product, which we will be able to meet. Additionally, the integration of our most recent acquisition is underway and has been progressing very well. As previously announced, the newly acquired animal insecticide business will not have a material impact on earnings in fiscal 2006 due to the distribution agreement in place with the seller, but it should be a significant contributor to the bottom-line in fiscal 2007.”

David Hatcher, Chairman and CEO of KMG, stated, “We are very pleased with the results for the quarter, which surpassed our expectations. Net income grew at a substantially faster rate than sales for the quarter due to a shift in our product mix towards higher margin penta sales, as well as the positive impact the June

2005 acquisition of penta assets has had on our business. Based on our strong results for the first half of 2006 and our outlook for the second half of the year, we are confident that we will achieve our goal of double-digit EPS growth for fiscal year 2006. Looking further ahead, we are optimistic about continued growth in 2007, especially considering our most recent acquisition. We remain committed to our growth strategy, a proven model for the Company, and believe it will continue to build value for our shareholders.”

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The company grows by acquiring and managing stable chemical product lines and businesses with established production processes. Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries. For more information, visit the company’s web site at www.kmgchemicals.com.

KMG Chemicals, Inc.

Selected Financial Data

(In thousands, except share data)

(UNAUDITED)

	Three Months Ended January 31		Six Months Ended January 31
	2006	2005	2006	2005
Net sales	$15,544	$12,477	$29,918	$26,071
Gross profit	5,528	4,176	10,583	8,411
Operating income	1,332	850	2,603	2,061
Pre-tax income	1,164	716	2,254	1,800
Net income	719	444	1,405	1,116
Earnings per basic share	$0.08	$0.06	$0.16	$0.15
Earnings per diluted share	$0.08	$0.06	$0.15	$0.14
Weighted average shares:
Basic	8,796	7,552	8,791	7,551
Diluted	9,296	7,929	9,295	7,780
Net working capital	13,794	8,595	13,794	8,595
Total assets	62,061	42,874	62,061	42,874
Long-term debt, net of current portion	16,816	10,443	16,816	10,443
Shareholders’ equity	34,246	25,511	34,246	25,511

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: March 7, 2006
John V. Sobchak,
Chief Financial Officer